                                                              EXHIBIT (D)(XVIII)


                          ENTERPRISE ACCUMULATION TRUST
                          PORTFOLIO MANAGER'S AGREEMENT

         THIS AGREEMENT, made the 1st day of May, 2001, is among Enterprise Accumulation Trust (the "Fund"), a Massachusetts business trust, Enterprise Capital Management, Inc., a Georgia corporation (hereinafter referred to as the "Adviser"), and Nicholas-Applegate Capital Management, a California limited partnership (hereinafter referred to as the "Portfolio Manager").

BACKGROUND INFORMATION

         (A) The Adviser has entered into an Investment Adviser's Agreement with the Fund ("Investment Adviser's Agreement"). Pursuant to the Investment Adviser's Agreement, the Adviser has agreed to render investment advisory and certain other management services to all of the Portfolios of the Fund, and the Fund has agreed to employ the Adviser to render such services and to pay to the Adviser certain fees therefore. The Investment Adviser's Agreement recognizes that the Adviser may enter into agreements with other investment advisers who will serve as Portfolio Managers to the Portfolios of the Fund.

          (B) The parties hereto wish to enter into an agreement (the "Agreement") whereby the Portfolio Manager will provide to portfolios of the Fund set forth in Exhibit A (the "Portfolios") securities investment advisory services for the Portfolios, subject to requisite approvals under the Investment Company Act of 1940. The Fund, the Adviser, and the Portfolio Manager are registered under the 1940 Act.

WITNESSETH THAT:

         In consideration of the mutual covenants herein contained, the Fund, Adviser and the Portfolio Manager agree as follows:

         (1) (a) The Fund and Adviser hereby employ the Portfolio Manager to render certain investment advisory services to the Portfolios, as set forth herein. The Portfolio Manager hereby accepts such employment and agrees to perform such services on the terms herein set forth, and for the compensation herein provided.

         (1) (b) The Fund acknowledges that initial funding of less than $5 million dollars in any portfolio may result in performance dispersion with any other portfolios similarly managed by Nicholas-Applegate. This dispersion may continue until the fund reaches sufficient size that it may invest in all of the same issues held by other portfolios.

         (2) The Portfolio Manager shall furnish the Portfolios advice with respect to the investment and reinvestment of the assets of the Portfolios, or such portion of the assets of the Fund as the Adviser shall specify from time to time, in accordance with the investment objectives, restrictions and limitations of the Portfolios, as set forth in the Fund's most recent Registration Statement.

         (3) The Portfolio Manager shall perform a monthly reconciliation of the Portfolio to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

         (4) The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor. The Portfolio Manager has no authority to act for or represent the Fund or the Portfolios in any way except to direct securities transactions for the Portfolios pursuant to their investment advice hereunder. The Portfolio Manager is not an agent of the Fund or the Portfolios.

         (5) Unless otherwise notified in writing, Nicholas-Applegate will vote all proxies and take any other actions relating to the securities in the account including exercise of rights and acceptance of tender offers, etc. subject to any investment guidelines provided by the client.

         (6) It is understood that the Portfolio Manager does not, by this Agreement, undertake to assume or pay any costs or expenses of the Fund or the Portfolios.

         (6) (a) The Adviser agrees to pay as compensation to the Portfolio Manager as set forth in Exhibit A for its services to be furnished under this Agreement, with respect to each calendar month after the effective date of this Agreement, on the twentieth (20th) day after the close of each calendar month.

         (6) (b) The payment of all fees provided for hereunder shall be prorated and reduced for sums payable for a period less than a full month in the event of termination of this Agreement on a day that is not the end of a calendar month.

         (6) (c) For the purposes of this Paragraph 6, the daily closing net asset values of the Portfolios shall be computed in the manner specified in the Registration Statement for the computation of the value of such net assets in connection with the determination of the net asset value of the shares of the respective Portfolios.

         (7) The services of the Portfolio Manager hereunder are not to be deemed to be exclusive, and the Portfolio Manager is free to render services to others and to engage in other activities so long as its services hereunder are not impaired thereby. Without in any way relieving the Portfolio Manager of its responsibilities hereunder, it is agreed that the Portfolio Manager may employ others to furnish factual information, economic advice and/or research, and investment recommendations, upon which its investment advice and service is furnished hereunder. The Portfolio Manager may, from time to time hereafter, act as investment adviser to one or more other investment companies and fiduciary or other managed accounts, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by the Portfolio Manager which have available funds for investment, the available securities will be allocated in a manner believed by the Portfolio Manager to be equitable to each company or account.

         (8) In the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or reckless disregard of its obligations and duties hereunder, the Portfolio Manager shall not be liable to the Fund, the Portfolios or the Adviser or to any shareholder or shareholders of the Fund, the Portfolios or the Adviser for any mistake of judgment, act or omission in the course of, or connected with, the services to be rendered by the Portfolio Manager hereunder.

         (9) The Portfolio Manager will take reasonable steps to prevent the investment professionals of the Portfolio Manager who are responsible for investing assets of each of the Portfolios from taking, at any time, a short position in any shares of any holdings of any Portfolios of the Fund for any accounts in which such individuals have a beneficial interest, excluding short positions, including without limitation, short against-the-box positions, effected for tax reasons, short positions held by investment companies in which the investment professional may hold a beneficial interest, and short positions of other investment products over which the investment professional has no investment control. The Portfolio Manager also will cooperate with the Fund in adopting a written policy prohibiting insider trading with respect to the Portfolios transactions insofar as such transactions may relate to the Portfolio Manager.

         (10) In connection with the management of the investment and reinvestment of the assets of the Portfolios, the Portfolio Manager is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolios, and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to such purchases and sales of Portfolio securities for the Portfolios. Subject to this primary requirement, and maintaining as its first consideration the benefits for the Portfolios and its shareholders, the Portfolio Manager shall have the right, subject to the approval of the Board of Trustees of the Fund and of the Adviser, to follow a policy of selecting brokers and dealers who furnish statistical research and other services to the Fund, the Portfolios, the Adviser, or the Portfolio Manager and, subject to the Conduct Rules of the National Association of Securities Dealers, Inc., to select brokers and dealers who sell shares of Portfolios.

         (11) The Fund may terminate this Agreement as to any or all of the Portfolios by thirty (30) days written notice to the Adviser and the Portfolio Manager at any time, without the payment of any penalty, by vote of the Fund's Board of Trustees, or by vote of a majority of its outstanding voting securities of the applicable Portfolio(s). The Adviser may terminate this Agreement by thirty (30) days' written notice to the Portfolio Manager and the Portfolio Manager may terminate this Agreement by thirty (30) days written notice to the Adviser, without the payment of any penalty. This Agreement shall immediately terminate in the event of its assignment, unless an order is issued by the Securities and Exchange Commission conditionally or unconditionally exempting such assignment from the provision of Section 15 (a) of the Investment Company Act of 1940, in which event this Agreement shall remain in full force and effect.

         (12) Subject to prior termination as provided above, this Agreement shall continue in force from the date of execution until May 1, 2003, and from year to year thereafter if its continuance after said date: (1) is specifically approved on or before said date and at least annually thereafter by vote of the Board of Trustees of the Fund, including a majority of those Trustees who are not parties to this Agreement of interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund, and (2) is specifically approved at least annually by the vote of a majority of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         (13) The Adviser shall indemnify and hold harmless the Portfolio Manager, its officers and Trustees and each person, if any, who controls the Portfolio Manager within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as "Indemnified Party"), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising from the Indemnified Party's performance or non-performance of any duties under this Agreement. However, in no case (i) is this indemnity to be deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Portfolio Manager's Agreement or (ii) is the Adviser to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Portfolio Manager or such controlling persons.

         The Portfolio Manager shall indemnify and hold harmless the Adviser and each of its Trustees and officers and each person if any who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Portfolio Manager's willful misfeasance, bad faith or gross negligence in the performance of its duties under this Portfolio Manager's Agreement. In case any action shall be brought against the Adviser or any person so indemnified, in respect of which indemnity may be sought against the Portfolio Manager, the Portfolio Manager shall have the rights and duties given to the Adviser, and the Adviser and each person so indemnified shall have the rights and duties given to the Portfolio Manager by the provisions of subsection (i) and (ii) of this section.

         (14) Except as otherwise provided in paragraph 13 hereof and as may be required under applicable federal law, this Portfolio Manager's Agreement shall be governed by the laws of the State of Georgia.

         (15) The Portfolio Manager agrees to notify the parties within a reasonable period of time regarding a change in its General Partner(s).

         (16) The terms "vote of a majority of the outstanding voting securities," "assignment" and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended.

         (17) Unless otherwise permitted, all notices, instructions and advice with respect to security transactions or other matters contemplated by this Agreement shall be deemed duly given when received in writing:

by the Portfolio Manager:   Nicholas-Applegate Capital Management
                            600 West Broadway, 29th Floor
                            San Diego, CA  92101
                            Fax: (619) 687-8091
                            Attn: Director, Portfolios Service/Marketing
                            Copy to: Charles H. Field, Deputy General Counsel

by the Adviser:             Enterprise Capital Management, Inc.
                            3343 Peachtree Road NE, Suite 450
                            Atlanta, GA  30326 1022
                            Attn: Victor Ugolyn, Chairman, President and CEO
by the Fund:                Enterprise Accumulation Trust
                            c/o Enterprise Capital Management, Inc.
                            3343 Peachtree Road NE, Suite 450
                            Atlanta, GA  30326 1022
                            Attn:  Victor Ugolyn, Chairman, President and CEO

         (18) If any provision of this Agreement shall be held or made invalid by a count decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         (19) The Portfolio hereby consents to the reasonable use of its name in marketing materials developed and distributed by or on behalf of Portfolio Manager. In addition, it is understood that the name "Nicholas-Applegate" or the name of any of its affiliates, or any derivative associated with those names, are the valuable property of the Portfolio Manager and its affiliates and that the Fund and/or the Fund's distributor have the right to use such name(s) or derivative(s) in offering materials and sales literature of the Fund so long as this Agreement is in effect. Upon termination of the Agreement, the Fund shall forthwith cease to use such name(s) or derivative(s).

         (20) The Fund has received from Portfolio Manager and reviewed the disclosure statement or "brochure" required to be delivered pursuant to Rule 204-3 of the Act (the "Brochure"), which Brochure was received and reviewed by the Fund more than 48 hours prior to entering into this Agreement.

         (21) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original; and all of which, when taken together, shall constitute one and the same agreement.

         (22) This Agreement constitutes the entire agreement between the Portfolio Manager, the Fund and the Fund relating to the Portfolios.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunder duly affixed and attested, as of the date first above written.


                                ENTERPRISE ACCUMULATION TRUST

/s/ CATHERINE R. MCCLELLAN      /s/ VICTOR UGOLYN
---------------------------     ------------------------------------------------
ATTEST:                         By:  Victor Ugolyn
        Secretary               Chairman, President, and Chief Executive Officer


                                ENTERPRISE CAPITAL MANAGEMENT, INC.

/s/ CATHERINE R. MCCLELLAN      /s/ VICTOR UGOLYN
---------------------------     ------------------------------------------------
ATTEST:                         By:  Victor Ugolyn
         Secretary              Chairman, President, and Chief Executive Officer



                                NICHOLAS-APPLEGATE CAPITAL
                                   MANAGEMENT


---------------------------     ------------------------------------------------
ATTEST: CHERAL A. JONES         By:  E. BLAKE MOORE, JR.
   Contracts Manager            General Counsel

                                    EXHIBIT A

NAME OF PORTFOLIO               FEE
-----------------               ---
Emerging Countries              .6875% on the first $50 million; .6250% thereafter

Worldwide Growth                .5375 on the first $50 million; .50% on the next $450
                                million; .45% on the next $500; .425% thereafter

Mid-Cap Growth                  .4375% on the first $50 million; .375% on the next $450
                                million; .3375% on the next $500 million; .325% thereafter

Global Health Care              .60% on the first $50 million; .50% on the next $450
                                million; .45% on the next $500 million; .425% thereafter